Exhibit 10.2

                    August 14, 2009

ClearPoint Business Resources, Inc.
1600 Manor Drive, Suite 110
Chalfont, PA  18914

Re:  Waiver Letter

Dear Sirs:

Reference is made to (a) the Revolving Credit and Term Loan Agreement dated as of June 20, 2008 (the “Original Agreement”) by and between ComVest Capital, LLC (the “Lender”) and ClearPoint Business Resources, Inc. (the “Borrower”), and (b) the Amended and Restated Revolving Credit Agreement (the “Amended Agreement”) being executed and delivered by the Lender and the Borrower on the date hereof.

On the date hereof, prior to giving effect to the transactions contemplated by the Amended Agreement, there exist Events of Default under the Original Agreement consisting of the failure to pay certain principal installments required under the Term Note (as amended) issued pursuant to the Original Agreement, failure to make interest payments which were due and owing under the Original Agreement on August 1, 2009 and the other Events of Default listed on Exhibit A attached hereto (collectively, the “Existing Events of Default”).

Subject to the consummation of the transactions contemplated by the Amended Agreement (including the payment in full of the Term Note out of the proceeds of the initial Advance pursuant to the Amended Agreement), the Lender hereby waives the Existing Events of Default, provided that the Borrower hereby agrees to pay to the Lender, on March 31, 2010 (or sooner by reason of any further Event of Default), (a) the difference between interest calculated at the default rate and at the non-default rate under the Term Note on the outstanding principal balance of the Term Note for the period from March 1, 2009 through the date hereof (the “Default Period”), and (b) the difference between interest calculated at the default rate and at the non-default rate under the original Revolving Credit Note on the outstanding principal balance of the Advances (as defined in the Original Agreement) from time to time during the Default Period.

Such payments shall be in addition to the outstanding principal balance of the Term Note, and all unpaid accrued interest under the Term Note at the non-default rate through the date hereof, which are payable out of the initial Advance pursuant to the Amended Agreement.

Except for the Existing Events of Default, no other waiver is granted hereby, and the granting of the within waiver in respect of the Existing Events of Default shall not be construed or implied to mean that any waiver of any other or further Event of Default (whether of like or unlike nature) will be granted at any other time.

Borrower acknowledges and agrees that all representations and warranties set forth in the Amended Agreement executed and delivered on the date hereof are true and correct in all respects on and as of such date.

By its countersignature below, the Borrower hereby acknowledges and agrees to the foregoing..

Very truly yours,

COMVEST CAPITAL, LLC

By:	/s/ Gary E. Jaggard
Name: Gary E. Jaggard
Title: Managing Director
Acknowledged, Confirmed and Agreed To:

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name: Michael Traina
Title: CEO

EXHIBIT A

ADDITIONAL EVENTS OF DEFAULT

1.           Various Events of Default arising under Section 7.01(e) of the Original Agreement (and arising under any other applicable section of the Original Agreement) as a result of Borrower’s default with respect to Indebtedness for borrowed money owing to: (a) Fergco Bros pursuant to and in connection with certain promissory notes executed by Borrower; (b)  Allison Drew pursuant to and in connection with certain promissory notes executed by Borrower; (c) B&N Associates pursuant to and in connection with certain promissory notes executed by Borrower; (d) Matt Kingfield pursuant to and in connection with certain promissory notes executed by Borrower; (e) Staffbridge pursuant to and in connection with certain promissory notes executed by Borrower; and (f) Blue Lake Rancheria pursuant to and in connection with certain promissory notes executed by Borrower.

2.           Any Events of Default arising under Section 7.01(a) of the Original Agreement as a result of Borrower failing to disclose any information required to be disclosed by Sections 3.13 and 3.04 thereof, but only to the extent that any such information not disclosed is disclosed in the Disclosure Schedules delivered in connection with the Amended Agreement.